Exhibit 99.1

Sandusky, Ohio, October 17, 2013 – First Citizens Banc Corp (NASDAQ:FCZA) (“First Citizens”) reported net income attributable to common shares of $1.3 million or $0.17 per share for the third quarter of 2013 an increase of 19.6% compared with $1.1 million or $0.14 per share for the prior year period. For the nine-month period ended September 30, 2013, First Citizens reported net income available to common shareholders of $4.3 million or $0.55 per share an increase of 57.5% compared to $2.7 million or $0.35 per share in the same period of 2012.

“While net income is up nicely, the improvement in earnings continues to be the result of decreases in our provisions for loan losses,” said James O. Miller, President and CEO of First Citizens. “While we, just as others in the industry, have seen challenges in a narrowing net interest margin, our commitment to increasing noninterest income and improving our asset quality is beginning to pay off. We have a strong pipeline of loans and are optimistic about the fourth quarter of 2013.”

Results of Operations:

Net interest income for the third quarter of 2013 decreased $111 thousand or 1.1% from the prior year’s third quarter and, for the first nine months decreased $935 thousand or 3.1% when compared to the same period of 2012. The decrease in net interest income was due to a decrease in interest income of $402 thousand or 3.5% and $2.0 million or 5.6% compared to the three and nine-month periods ended 2012, respectively. The decrease in interest income, due primarily to decreased yields, was partially offset by an increase in average loans outstanding of $31.6 million or 4.0% when compared to the third quarter of 2012 and an increase of $39.2 million or 5.1% when compared to the first nine months of 2012. The decline in interest income was further offset by the decrease in interest expense of $291 thousand or 19.4% and $1.0 million or 21.6% compared to the three and nine-month periods ended 2012 respectively. Mr. Miller continued, “Interest income continues to be pressured by repricing of assets at lower rates. Fortunately, we have also been successful at increasing average loans outstanding and changing the mix of our funding sources to reduce interest expense.”

The provision for loan losses for the third quarter and nine-months ended 2013 decreased $1.4 million or 82.4% and $4.5 million or 80.2% compared to the three and nine-month periods ended 2012, respectively. The decrease in provision for loan losses is due to improving asset quality.

Noninterest income increased $377 thousand or 14.0% compared to the prior year’s third quarter and increased $663 thousand or 7.8% when compared to the first nine-months of 2012. The nine-month increase was due to an increase in wealth management revenue of $367 thousand, as well as to several smaller increases. The increase in wealth management revenue is due to both an increase in asset valuations as well as an increase in accounts. Both factors have contributed to an overall 10.3% increase in assets under management of $41.6 million to $446.9 million.

Noninterest expense increased $1.5 million or 16.6% when compared to the prior year’s third quarter and $2.4 million or 8.4% when compared to the first nine months of 2012. The increase in non-interest expense was primarily attributable to an increase in salary and benefit costs, specifically to increased heath insurance costs as well as additional personnel that have been added. Mr. Miller continued, “We have assembled a team that is poised to take us to our goal of $2 billion in assets. While there are some short-term costs, we are confident the results will be forthcoming.”

Balance Sheet

Total assets increased $10.8 million or 1.0% from December 31, 2012 to September 30, 2013. Total loans increased $4.0 million or 0.5% from December 31, 2012 to September 30, 2013. Mr. Miller continued, “In a stagnant economy as we have seen, the focus of our loan production efforts has been on credit quality and disciplined pricing.”

Total deposits increased $16.1 million or 1.7% from December 31, 2012 to September 30, 2013. Total shareholder’s equity decreased $1.1 million or 1.0% from December 31, 2012 to September 30, 2013. This decrease is primarily due to declines in fair value of investments partially offset by net income.

Asset Quality

Nonperforming assets decreased $7.2 million or 19.2% from December 31, 2012 to September 30, 2013. Nonperforming assets to total assets also decreased 65 basis points to 2.65% from December 31, 2012 to September 30, 2013. The decrease in nonperforming assets is largely attributable to the continuing workout of nonperforming loans with delinquent customers. Mr. Miller continued, “We have continued to make progress on improving our asset quality profile. During the third quarter, after careful consideration, we made the decision to sell a pool of non-performing loans totaling approximately $6.5 million so that we can devote our time to working on business development and other corporate initiatives. The loan sale will also result in further improvement in our credit quality ratios in the fourth quarter of 2013. We have charged down the loans to their expected fair value through our allowance for loan losses and were still able to reduce our provision. The loan sale should reduce our nonperforming assets to total assets another 42 basis points.”

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of First Citizens. For these statements, First Citizens claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about First Citizens, including the information in the filings we make with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in First Citizens’ reports filed with the Securities and Exchange Commission, including those described in “Item 1A Risk Factors” of Part I of First Citizens’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. First Citizens does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

For additional information, contact:

James O Miller

President and CEO of

First Citizens Banc Corp

888-645-4121

Todd A. Michel

Senior Vice President and CFO of

First Citizens Banc Corp

888-645-4121

First Citizens Banc Corp

Financial Highlights

(dollars in thousands, except share amounts)

Consolidated Condensed Statement of Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(unaudited)		(unaudited)
	2013	2012	2013	2012
Interest income	11,127	11,529	33,438	35,405
Interest expense	1,210	1,501	3,754	4,786

Net interest income	9,917	10,028	29,684	30,619
Provision for loan losses	300	1,700	1,100	5,565

Net interest income after provision	9,617	8,328	28,584	25,054
Noninterest income	3,077	2,700	9,123	8,460
Noninterest expense	10,745	9,214	31,297	28,872

Income before taxes	1,949	1,814	6,410	4,642
Income tax expense	383	430	1,274	1,029

Net income	1,566	1,384	5,136	3,613
Preferred stock dividends and discount accretion	289	316	869	903

Net income available to common shareholders	1,277	1,068	4,267	2,710
Dividends per common share	$0.04	$0.03	$0.11	$0.09
Earnings per common share, basic and diluted	$0.17	$0.14	$0.55	$0.35
Average shares outstanding, basic and diluted	7,707,917	7,707,917	7,707,917	7,707,917
Selected financial ratios:
Return on average assets	0.54%	0.49%	0.59%	0.43%
Return on average equity	6.12%	5.26%	6.64%	4.65%
Dividend payout ratio	19.69%	16.71%	16.51%	19.20%
Net interest margin (tax equivalent)	3.78%	3.94%	3.77%	4.02%

Selected Balance Sheet Items

	September 30,	December 31,
	2013	2012
	(unaudited)
Investment securities	$200,356	$203,961
Loans	819,571	815,553
Less allowance for loan losses	17,297	19,742

Net loans	802,274	795,811
Total assets	1,147,787	1,136,971
Total deposits	942,458	926,389
Federal Home Loan Bank advances	37,735	40,261
Securities sold under agreements to repurchase	20,810	23,219
Subordinated debentures	29,427	29,427
Total shareholders’ equity	102,916	103,980
Shares outstanding at period end	7,707,917	7,707,917
Book value per share	$10.34	$10.48
Tangible book value per share	7.20	7.26
Equity to asset ratio	8.97%	9.15%
Selected asset quality ratios:
Allowance for loan losses to total loans	2.11%	2.42%
Non-performing assets to total assets	2.65%	3.30%
Allowance for loan losses to non-performing loans	57.27%	53.21%
Non-performing asset analysis
Nonaccrual loans	$24,852	$29,855
Troubled debt restructurings	5,351	7,249
Other real estate owned	158	471

Total	$30,361	$37,575